		Exhibit 99.2
Brunswick Corporation
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)
	Three Months Ended March 31
	2006	2005
Cash flows from operating activities
Net earnings	$67.4	$94.6
Depreciation and amortization	42.4	38.4
Changes in noncash current assets and current liabilities	(232.9)	(213.1)
Income taxes and other, net	31.5	10.8
Net cash provided by (used for) operating activities	(91.6)	(69.3)

Cash flows from investing activities
Capital expenditures	(56.3)	(32.5)
Acquisitions of businesses, net of cash and debt acquired	(62.9)	(13.7)
Investments	(7.1)	(8.1)
Proceeds from sale of property, plant and equipment	5.1	6.0
Proceeds from investment sale (1)	-	57.9
Net cash provided by (used for) investing activities	(121.2)	9.6

Cash flows from financing activities
Net issuances (repayments) of commercial paper and
other short-term debt	-	(4.0)
Payments of long-term debt including current maturities	(0.3)	(1.3)
Stock repurchases	(61.8)	-
Stock options exercised	3.7	4.9
Net cash provided by (used for) financing activities	(58.4)	(0.4)

Net increase (decrease) in cash and cash equivalents	(271.2)	(60.1)
Cash and cash equivalents at January 1	487.7	499.8

Cash and cash equivalents at March 31	$216.5	$439.7

Free Cash Flow
Net cash provided by (used for) operating activities	$(91.6)	$(69.3)

Net cash provided by (used for):
Capital expenditures	(56.3)	(32.5)
Proceeds from investment sale (1)	-	57.9
Other, net	5.1	6.0

Total Free Cash Flow	$(142.8)	$(37.9)

(1)	Pre-tax proceeds from the sale of the Company's investment in MarineMax, Inc., net of selling costs.